Exhibit 23.2

Consent of KBA Group LLP

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2007, relating to the financial statements of Universal Power Group, Inc. as of December 31, 2006 and 2005 and each of the years in the three year period ended December 31, 2006 appearing in the Annual Report on Form 10-K of Universal Power Group, Inc..

/s/ KBA GROUP LLP
KBA Group LLP
Dallas, Texas
May 7, 2007